Exhibit 99.1
MEDCATH CONTACT:
O. Edwin French
President & Chief Executive Officer
(704) 708-6600
Woodrin “Woody” Grossman Appointed to MedCath’s Board of Directors
     CHARLOTTE, N.C. April 16, 2008 — MedCath Corporation (Nasdaq: MDTH) announced today that Woodrin “Woody” Grossman has been appointed to its Board of Directors.
     Mr. Grossman brings a wealth of health care and corporate experience to the MedCath Board of Directors. He served as partner and health care practice leader of Pricewaterhouse Coopers, before retiring in June 2005 after 37 years with the firm. While with Pricewaterhouse Coopers, he also served as the audit partner for audits of Fortune 500 and other companies. Mr. Grossman later served as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007. He currently serves on the board of Kinetic Concepts Inc. and IPC The Hospitalist Company, Inc. Mr. Grossman holds an MBA from the University of Pennsylvania’s Wharton School and a bachelor’s degree in economics from Moravian College.
     “We are excited to welcome Mr. Grossman to our Board of Directors. He brings a range of skills and insight that will benefit MedCath in executing its long-term strategy,” said Board Chairman John Casey.
     Mr. Grossman will begin serving immediately. Also, Adam Clammer has resigned from the board to dedicate his time to other business commitments. Mr. Clammer has been a director since 2002.
     “We are grateful for the help and hard work Mr. Clammer has provided MedCath during a time of significant growth for the company,” Casey said.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in and operates ten hospitals with a total of 663 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.